Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Melissa Zona (314) 674-5555 Investors: Susannah Livingston (314) 674-8914

Solutia Announces the Acquisition of Novomatrix
Enhances Solutia’s position as the world’s leading supplier of after-market window film

ST. LOUIS, May 2, 2010 -- Solutia Inc. (NYSE: SOA) today announced that it has acquired Novomatrix, a leader in branding, marketing and the distribution of high-technology performance window films catering to the premium segment of the automotive aftermarket and architectural applications for residential, commercial and industrial properties. The acquisition of Singapore-based Novomatrix from MAFLP Investments Limited and Globamatrix Holdings for $73 million was financed through existing cash and did not require additional third-party financing.

“This acquisition strengthens Solutia’s core competencies, supports our growth strategy for the Performance Films division and bolsters our talent base in Asia,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  “As Solutia looks to the future, we are executing upon our previously stated strategy of enhancing our portfolio through targeted bolt-on acquisitions that support our existing businesses.  We welcome the strength of Novomatrix, its employees and its well-positioned brands into the Solutia family.”

The acquisition expands Solutia’s reach in key emerging regions through Novomatrix’s well-established presence in Southeast Asia and the Middle East, which will complement Solutia’s presence in Northern Asia.  Integration of Novomatrix also provides an additional talented employee base in this region; ensuring continuation of Solutia’s high-performance culture in this important market.  In addition, Solutia’s manufacturing capabilities, processing expertise, technology resources and strong dealer and distribution networks will benefit the Novomatrix brands.

Adding the Novomatrix portfolio of high-end brands to Solutia’s existing Performance Films division further enhances Solutia’s position as the leading global supplier of aftermarket window film.  Novomatrix has a number of leading value-priced, premium and ultra-premium brands, including V-Kool® and Hüper Optik®, expanding Solutia’s range of product offerings and enhancing the company’s ability to secure projects that specify certain performance characteristics.  “A multi-brand approach will create opportunities to grow market share for all brands in existing and new markets,” states Ray Kollar, president and general manager of Solutia’s Performance Films division.  “We will be able to satisfy a wide array of film needs and requirements by choosing the best solution among our product offerings.”

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NOTE TO EDITORS: Solutia and Infinity Logo® and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates. Novomatrix, IQue, Sun-X, Huper-Optik and V-Kool are trademarks of Novomatrix Pte Ltdf and its affiliated companies.

About Novomatrix:
Novomatrix Pte Ltd (NVP) is a joint venture between Globamatrix Holdings and Southern Capital Group, headquartered in Singapore with regional offices in Houston, Dubai, Tokyo, Shanghai, Beijing and Shenzhen. It is a market leader in the spectrally selective window film business operating several global brand names including V-KOOL®, Huper Optik®, Nanolux®, IQue® and Sun-X®. NVP has market presence in over 30 countries with distribution reach in excess of 1,000 outlets worldwide. In many of the markets it serves, V-KOOL® and Huper Optik® are market leaders with unparalleled brand awareness and loyalty. It has won numerous accolades including the Consumer Best Buy, Superbrand (Singapore) and Promising Franchisor of the Year awards.  NVP’s 2009 revenue was about 2% of Solutia’s total 2009 revenue.

Forward Looking Statements
This press release contains forward-looking statements, including, but not limited to statements about projected financial performance, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the accuracy of our assumptions, and those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation LLumar®, Vista™, FormulaOne™, Gila®, aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
05/2/10